NEWS BULLETIN 1220 Si FROM: FINANCIAL RELATIONS BOARD	RE: DDi Corp. mon Circle Anaheim, CA 92806 NasdaqNM: DDIC

For Further Information: AT THE COMPANY: Mikel Williams Chief Executive Officer (714) 688-7200	AT FINANCIAL RELATIONS BOARD: Moira Conlon Investor/Analyst Information (310) 854-8311 mconlon@financialrelationsboard.com	Lasse Glassen General Information (310) 854-8313 lglassen@financialre lationsboard.com

FOR IMMEDIATE RELEASE
January 19, 2006

DDI CORP.’S BOARD OF DIRECTORS APPROVES THE
IMPLEMENTATION OF REVERSE STOCK SPLIT AND ANNOUNCES PRELIMINARY FOURTH QUARTER 2005 REVENUES

ANAHEIM, CA, January 19, 2006 – DDi Corp. (NasdaqNM: DDIC), a leading provider of technologically advanced engineering and manufacturing services, today announced that its Board of Directors has authorized a reverse split of the Company’s common stock at a ratio of 1-for-7. DDi expects the reverse split of shares to take effect after the close of business on February 3, 2006.

DDi today also announced its preliminary revenues for the fourth quarter ended December 31, 2005, of approximately $48 million, reflecting an 8% sequential quarterly growth in the Company’s PCB manufacturing business.

The reverse stock split will reduce the number of DDi’s outstanding shares from approximately 127.9 million to approximately 18.3 million shares. The reverse split was approved by the Company’s shareholders at a shareholder meeting held on August 5, 2005 in connection with the shareholders approval of DDi’s $75 million rights offering, in which the Company issued 100 million shares of common stock at $0.75 per share. DDi believes that the reverse stock split will permit it to regain compliance with Nasdaq Marketplace Rule 4450(a)(5) and maintain continued listing on Nasdaq, while increasing the effective marketability of its common stock and make it more attractive to institutional investors.

As a result of the reverse stock split, every seven shares of DDi’s issued and outstanding common stock will be automatically converted into one share of common stock. DDi will not issue fractional shares of common stock in connection with the reverse split. Rather, shareholders will receive a cash payment equal to the value of the fractional shares that they otherwise would have received. The reverse split will also result in a proportionate adjustment to the number of shares issuable upon conversion of DDi’s Series B Preferred Stock and the number of shares underlying stock options and warrants outstanding immediately prior to the effective date of the reverse split. Proportionate adjustments will be made to the per share exercise price of all outstanding options and warrants. Additionally, the reverse split affects the total shares issuable in the future under the Company’s stock option plans.

Shares of DDi’s common stock will be listed on the Nasdaq National Markets on a post-split basis on February 6, 2006, under the temporary trading symbol “DDICD” for approximately 20 trading days before reverting to “DDIC” on or about March 6, 2006.

DDi’s transfer agent, Mellon Investor Services, will notify the Company’s shareholders and request that they surrender their certificates representing shares of pre-split common stock so that certificates representing the appropriate number of shares of post-split common stock.

About DDi Corp.

DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis from its facilities located across North America.

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could,” “should” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; our ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in our cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.